Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of January 5, 2007 between

NYSE EURONEXT, INC., NYSE GROUP, INC., The LENDERS Party Hereto, JPMORGAN CHASE BANK, N.A. as Administrative Agent

and

The PRESENTING BANKS Party Hereto
(for the sole purposes of Sections 2.03, 2.04, 2.06(b), 4.03, 7.02 and 9.01)

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€2,500,000,000
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J.P. MORGAN EUROPE LIMITED,
as London Administrative Agent

J.P. MORGAN SECURITIES INC.,
CITIGROUP GLOBAL MARKETS INC., and
SOCIÉTÉ GÉNÉRALE,
as Joint Lead Arrangers and Joint Bookrunners

CITIBANK, N.A.,
as Syndication Agent

SOCIÉTÉ GÉNÉRALE,
as Documentation Agent

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SECTION 3.09.	ERISA	32

ARTICLE IV

CONDITIONS

SECTION 4.01.	Effective Date	32
SECTION 4.02.	Additional Effective Date Conditions	33
SECTION 4.03.	Effective Date Notice	34
SECTION 4.04.	Conditions to the Making of Each Loan	34

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01.	Financial Statements and Other Information	34
SECTION 5.02.	Existence; Conduct of Business	35
SECTION 5.03.	Payment of Tax Obligations	36
SECTION 5.04.	Maintenance of Properties; Insurance	36
SECTION 5.05.	Books and Records; Inspection Rights	36
SECTION 5.06.	Compliance with Laws	36
SECTION 5.07.	Use of Proceeds	36

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01.	Liens	37
SECTION 6.02.	Fundamental Changes	38

ARTICLE VII

EVENTS OF DEFAULT

ARTICLE VIII

THE ADMINISTRATIVE AGENT

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.	Notices	43
SECTION 9.02.	Waivers; Amendments	44
SECTION 9.03.	Expenses; Indemnity; Damage Waiver	45
SECTION 9.05.	Survival	49
SECTION 9.06.	Counterparts; Integration	49
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SCHEDULE 1.01(a)		-	Commitments
SCHEDULE 4.03		-	Presenting Banks Contact Details

EXHIBIT A	-	MCR Cost
EXHIBIT B	-	Assignment and Assumption Agreement

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     CREDIT AGREEMENT dated as of January 5, 2007, between NYSE EURONEXT, INC., NYSE GROUP, INC., the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and (for the sole purposes of Sections 2.03, 2.04, 2.06(b), 4.03, 7.02 and 9.01) the PRESENTING BANKS party hereto.

     The Borrower (as hereinafter defined) has requested that the Lenders (as so defined) make loans to it in an aggregate principal amount not exceeding €2,500,000,000 at any one time outstanding. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     “Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder.

     “Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affected Currency” is defined in Section 2.11.

     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     “AMF” means the French Financial Markets Authority (Autorité des marchés financiers).

     “Applicable Facility Fee Rate” means 0.02% per annum.

     “Applicable Margin” means 0.13% per annum.

     “Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by

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Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date of termination of the Commitments.

     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

     “Borrower” means NYSE Euronext, which, as of the Effective Date, is a wholly owned Subsidiary of NYSE Group and, from and after the consummation of the Merger, will be the ultimate parent company of NYSE Group and Euronext. Upon consummation of the Merger, the Borrower will change its name to NYSE Euronext.

     “Borrowing” means all Eurocurrency Loans denominated in the same Currency that have the same Interest Period.

     “Borrowing Request” means a request for a Borrowing (i) by the Borrower in accordance with Section 2.03(a) or (ii) by a Presenting Bank on behalf of the Offeror in accordance with Section 2.03(b) .

     “Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York, New York and London, England are authorized or required by law to remain closed, (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation of, or the Interest Period for, a Eurocurrency Borrowing in Dollars, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market and (c) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Eurocurrency Borrowing in Euros, or to a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a TARGET Day.

     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Certain Funds Period” means the period commencing on the Effective Date and ending on the date of the Borrowing to be made with respect to any Required Acquisition Payment due following the subsequent offering period of the Offer.

     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or

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application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement that would be complied with generally by similarly situated banks acting reasonably.

     “Change of Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of, prior to the Merger, NYSE Group or, from and after the Merger, the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of, prior to the Merger, NYSE Group or, from and after the Merger, the Borrower by Persons who were neither (i) nominated by, or whose election was approved by, the board of directors of, prior to the Merger, NYSE Group or, from and after the Merger, the Borrower nor (ii) appointed by directors so nominated or elected; it being understood that the consummation of the Combination (or any part thereof) shall not be deemed to be a Change of Control.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Combination” means the combination of the businesses of NYSE Group and Euronext, and the related transactions (including the Offer and Merger).

     “Combination Agreement” means the Amended and Restated Combination Agreement dated as of November 24, 2006 by and among NYSE Group, Euronext, the Borrower and Jefferson Merger Sub, Inc., as amended, modified or supplemented from time to time.

     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 1.01(a), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is €2,500,000,000.

     “Commitment Termination Date” means January 4, 2008.

     “Consolidated Net Tangible Assets” means the total assets of the Group (less applicable depreciation, amortization, and other valuation reserves), less all current liabilities (excluding intercompany liabilities and any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and all intangible assets of the Group, all as set forth on the most recent consolidated balance sheet of NYSE Group (prior to the Merger) or the Borrower (from and after the Merger) prepared in accordance with GAAP.

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     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Currency” means Euros or Dollars, as applicable.

     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     “Defaulting Request Date” has the meaning assigned to such term in Section 2.03(b)(i) .

     “Designated Account” means a custodial account in the name of Euronext Paris S.A., in its capacity as centralization agent of the Offer, held at Banque de France, for the sole purpose of making the Required Acquisition Payment, in connection with the final settlement of the initial tender period of the Offer or the settlement of any subsequent offering period of the Offer, as applicable, or such other account as the Borrower and the Presenting Banks acting jointly shall notify the Administrative Agent (the account details of such account to be provided in writing by the Borrower to the Administrative Agent).

     “Dollars” or “$” refers to lawful money of the United States of America.

     “Effective Date” means the date (which shall be a Business Day not later February 1, 2007) on which the conditions specified in Sections 4.01 and 4.02 are satisfied (or waived in accordance with Section 9.02), as set forth in the Effective Date Notice.

     “Effective Date Notice” means a notice in writing sent by the Administrative Agent in connection with, and in accordance with, Section 4.03 as to the occurrence of the Effective Date.

     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower (or, prior to the Merger, NYSE Group), is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

     “EURIBO Rate” means with respect to any Eurocurrency Loan denominated in Euros for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBO Rate (BFEU EURIBOR”), as published on the Reuters “EURIBOR01” screen displaying EURIBO Rates (or other commercially available source providing quotations of BFEU EURIBOR designated by the Administrative Agent from time to time) at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Euro for a period equal to such Interest Period; provided that if the applicable screen shall no longer exist, “EURIBO Rate” shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which deposits in Euros approximately equal in principal amount to such Borrowing, and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the European interbank market at approximately 10:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, further, that “EURIBO Rate” for any Interest Period shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Exhibit A to reflect the MCR Cost.

     “Euro” means the single currency of Participating Member States of the European Union.

     “Euro Equivalent” means, with respect to any Borrowing in Dollars, the amount of Euros that would be required to purchase the amount of Dollars of such Borrowing on the date two Business Days prior to the date of such Borrowing (or, in the case of any determination made under Section 2.08(b) or redenomination under the last sentence of Section 2.15(a), on the date of determination or redenomination therein referred to), based upon the spot selling rate at which the Administrative Agent offers to sell such Dollars for Euros in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

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     “Euro Reference Rate” means, with respect to any Eurocurrency Loan denominated in Euros, for any day, the rate per annum which is the average of the rates quoted at approximately 10:00 a.m., London time, to leading banks in the European interbank market by the Reference Banks for the offering of overnight deposits in Euro.

     “Euro Reference Rate Loan” means any Loan bearing interest at the Euro Reference Rate.

     “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to Loans, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the EURIBO Rate, the LIBO Rate or the Euro Reference Rate, as applicable.

     “Euronext” means Euronext N.V., a company organized under the laws of The Netherlands

     “Event of Default” has the meaning assigned to such term in Section 7.01.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by reference to) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or any other jurisdiction in which it is subject to Tax solely as a result of any present or former connection between the Administrative Agent, such Lender or other recipient, as applicable, and the jurisdiction imposing such Tax other than a present or former connection solely as a result of the activities and transactions specifically contemplated by this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) of this definition and (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.16(b)), any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.14(e), except to the extent that such Non-U.S. Lender or its assignor (if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a) .

     “Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower or NYSE Group, as applicable.

     “French Trading Day” means a trading day (jour de bourse) where trading is opened on Euronext Paris S.A.

     “GAAP” means generally accepted accounting principles in the United States of America, giving effect for purposes hereof to Section 1.04.

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     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     “Group” means (a) prior to the consummation of the Merger, NYSE Group and its Subsidiaries and (b) from and after the consummation of the Merger, the Borrower and its Subsidiaries.

     “Group Member” means any entity within the Group.

     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

     “Guarantor” has the meaning assigned to such term in Section 10.01.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     “Historical Financial Statements” means (a) the audited consolidated balance sheet of NYSE Group and its Subsidiaries as of and for the fiscal year ended December 31, 2005 and the related consolidated statements of income, stockholders’ equity and cash flows of the NYSE Group and its Subsidiaries for the fiscal year ended on said date, reported on by PricewaterhouseCoopers LLP, independent public accountants; and (b) the unaudited consolidated balance sheets of NYSE Group and its Subsidiaries as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2006 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of NYSE Group and its Subsidiaries for the nine month period ended on such date.

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     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but if such Indebtedness has not been assumed, only up to lesser of the amount of such Indebtedness or the fair market value of the property subject to such Lien), (f) all Guarantees by such Person, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Interest Election Request” means a request by the Borrower to continue a Borrowing in accordance with Section 2.05.

     “Interest Payment Date” means, with respect to any Eurocurrency Loan (other than any Euro Reference Rate Loan), the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period.

     “Interest Period” means, with respect to any Eurocurrency Loan (other than any Euro Reference Rate Loan) or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months or a shorter period) thereafter or, with respect to such portion of any Eurocurrency Loan (other than any Euro Reference Rate Loan) or Borrowing that is scheduled to be repaid on the Commitment Termination Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Commitment Termination Date, as specified in the applicable Borrowing Request or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period (other than an Interest Period that ends on the Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For

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purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent continuation of such Loan, and the date of a Borrowing comprising Loans that have been continued shall be the effective date of the most recent continuation of such Loans.

     “JPMCB” means JPMorgan Chase Bank, N.A.

     “Lenders” means the Persons listed on Schedule 1.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

     “LIBO Rate” means, with respect to any Eurocurrency Borrowing in Dollars for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which deposits in Dollars approximately equal in principal amount to such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The “LIBO Rate” for any Interest Period shall be adjusted, if applicable, as reasonably determined by the Administrative Agent in accordance with Exhibit A to reflect the MCR Cost.

     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or similar encumbrance in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or other title retention agreement (but not an operating lease) relating to such asset.

     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

     “Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

     “Margin Stock” means “margin stock” within the meaning of Regulations U and X of the Board.

     “Material Adverse Effect” means a material adverse effect on (a) the property, business, operations or financial condition of the Group taken as a whole, (b) the ability of the

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Borrower to perform its obligations hereunder and (c) the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent and the Lenders hereunder.

     “Material Indebtedness” means Indebtedness (excluding any Indebtedness outstanding hereunder), or obligations in respect of one or more Swap Agreements, of any one or more Group Members in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Group Member in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Group Member would be required to pay if such Swap Agreement were terminated at such time.

     “MCR Cost” means the percentage rate per annum calculated by the Administrative Agent in accordance with Exhibit A.

     “Merger” has the meaning assigned to such term in the Combination Agreement.

     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower (or as applicable, prior to the Merger, NYSE Group) or any of its Subsidiaries contributes or is obligated to contribute.

     “Non-U.S. Lender” means any Lender that is organized under the laws of a jurisdiction other than laws of the United States of America, any State thereof or the District of Columbia.

     “NYSE Euronext” means NYSE Euronext, Inc. a Delaware corporation.

     “NYSE Group” means NYSE Group, Inc., a Delaware corporation.

     “Offer” has the meaning assigned to such term in the Combination Agreement and includes, for the avoidance of doubt, any subsequent offering period (période de réouverture de l’offre).

     “Offer Final Result Notice” means a notice published by the AMF of the final results of the initial period of the Offer (avis de résultat définitif) specifying (among other things) whether the final number of Shares that have been tendered into the Offer by holders of Shares and which are to be acquired pursuant to the Offer.

     “Offer Preliminary Result Notice” means a notice published by the AMF of the preliminary results of the initial period of the Offer (avis de résultat provisoire) specifying (among other things) whether the Offer has been Successful and the preliminary number of Shares that have been tendered into the Offer by holders of Shares and which are to be acquired pursuant to the Offer.

     “Offeror” means NYSE Euronext (Holdings) N.V.

     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, or similar governmental charges or levies arising from any

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payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement. Other Taxes shall not include any Taxes imposed on (or measured by reference to) gross income, net income, or gain.

     “Participant” has the meaning set forth in Section 9.04(c)(i) .

     “Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

     “Permitted Encumbrances” means:

   (a)      Liens imposed by law or any Governmental Authority for taxes, assessments or charges that are not yet due or are being contested in compliance with Section 5.03;

   (b)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or where the validity or amount thereof is being contested in good faith by appropriate proceedings;

   (c)      pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

   (d)      deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

   (e)      judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(j); and

   (f)      easements, zoning restrictions, minor title imperfections, restrictions on use, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Group Member;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

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     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA sponsored, maintained or contributed to by the Borrower (or as applicable, prior to the Merger, NYSE Group) or any of its Subsidiaries or to which the Borrower (or as applicable, prior to the Merger, NYSE Group) or any of its Subsidiaries is obligated to contribute.

     “Presenting Banks” means the “établissements présentateurs” of the Offer, pursuant to the General Rules of the AMF, namely Citigroup Global Markets Limited, acting through its Paris branch, Société Générale and JPMorgan Chase Bank, N.A., acting through its Paris branch, and a “Presenting Bank” shall mean any one of them.

     “Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

     “Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

     “Reference Banks” shall be three Lenders designated from time to time by the Administrative Agent in consultation with the Borrower. The initial Reference Banks are JPMorgan Chase Bank, N.A., Citibank, N.A., and Société Générale.

     “Register” has the meaning set forth in Section 9.04(b)(iv) .

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

     “Requesting Presenting Bank” has the meaning set forth in Section 2.03(b)(i) .

     “Required Acquisition Payment” means a payment of the amount of cash consideration (determined by reference to the cash consideration payable per Share under the Offer in respect of accepted Shares) required to be paid by or on behalf of the Offeror pursuant to the Offer on any Settlement Date.

     “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

     “Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender’s Loans.

     “SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to its principal functions.

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     “Settlement Date” means a date on which a Required Acquisition Payment is required to be made under applicable law, including the settlement date of the initial tender period of the Offer and the settlement date of any subsequent offering period of the Offer.

     “Shares” means ordinary shares of Euronext N.V.

     “Significant Group Member” has the meaning set forth in Section 6.02.

     “Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended and in effect from time to time.

     “Subsequent Offer Result Notice” means a notice published by the AMF of the final results of the subsequent offering period of the Offer (période de réouverture de l’offre) specifying (among other things) the number of Shares that have been tendered into the subsequent offering period Offer by holders of Shares and which are to be acquired pursuant to the Offer.

     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower (or, as applicable, prior to the Merger, NYSE Group).

     “Successful” means, in connection with the Offer, that the AMF declares that the Offer has a “suite positive” in accordance with Article 232-3, 2nd paragraph, 1st sentence, of the General Rules of the AMF.

     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a Swap Agreement.

     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or any successor settlement system as determined by the Administrative Agent) is open for the settlement of payments in Euros.

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     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     “Transactions” means the execution and delivery by the Borrower and NYSE Group of this Agreement, the performance of their obligations and the borrowing of Loans hereunder.

      “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the EURIBO Rate, the LIBO Rate or the Euro Reference Rate.

     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type and/or by Currency.

     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of time in this Agreement from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.

     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose),

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regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

     SECTION 1.05. Currencies; Currency Equivalents. At any time, any reference in this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.08(b) and the last sentence of Section 2.15(a), for purposes of determining (i) whether the amount of any Borrowing, together with all other Borrowings then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of the Commitments, (ii) the aggregate unutilized amount of the Commitments and (iii) the outstanding aggregate principal amount of Borrowings, the outstanding principal amount of any Borrowing that is denominated in Dollars shall be deemed to be the Euro Equivalent of the amount of Dollars of such Borrowing determined as of the date of such Borrowing (determined in accordance with the last sentence of the definition of the term “Interest Period”).

ARTICLE II THE CREDITS

     SECTION 2.01. The Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans in Euros or Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the aggregate Revolving Credit Exposures exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.

     SECTION 2.02. Loans and Borrowings.

     (a)      Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Currency and Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

     (b)      Type of Loans. Subject to Section 2.11, each Borrowing shall be constituted entirely of Eurocurrency Loans denominated in a single Currency as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

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     (c)      Minimum Amounts. Each Borrowing in Euros shall be in an amount at least equal to €1,000,000 and each Borrowing in Dollars shall be in an amount at least equal to $1,000,000; provided that no minimum amount requirement will apply to any Borrowing made in connection with any Required Acquisition Payment due following the subsequent offering period of the Offer.

     (d)      Limitation on Number of Borrowings. Borrowings of more than one Currency and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

     (e)      Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to continue as a Eurocurrency Borrowing) any Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

     SECTION 2.03. Requests for Borrowings.

     (a)      Notice by Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing in Dollars, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or such shorter period as the Administrative Agent may agree), (ii) in the case of a Eurocurrency Borrowing in Euros bearing interest at the EURIBO Rate, not later than 1:00 p.m., London time, three Business Days before the date of the proposed Borrowing (or such shorter period as the Administrative Agent may agree) or (iii) in the case of a Eurocurrency Borrowing in Euros bearing interest at the Euro Reference Rate, not later than 4:00 p.m., London time, one Business Day before the date of the proposed Borrowing. Notwithstanding anything herein to the contrary, any Borrowing Request made by the Borrower during the Certain Funds Period shall only be valid if and to the extent that the proposed Borrowing shall be made to the Designated Account.

     (b)      Request by Presenting Bank.

     (i)      If and to the extent the Offeror has not paid (or caused to be paid) to the Designated Account an amount of any Required Acquisition Payment by 5:00 p.m., Paris time, on the day that is one French Trading Day following the Offer Final Result Notice or the Subsequent Offer Result Notice, as applicable (the “Defaulting Request Date”), Société Générale, which shall be deemed to act on its behalf and on behalf of the other Presenting Banks for the purpose of this Section (the “Requesting Presenting Bank”) shall have the right to request a Borrowing, on behalf of the Borrower, in a maximum amount equal to the amount of any Required Acquisition Payment to be made by or on behalf of the Offeror on the corresponding Settlement Date, in order to provide for a Required Acquisition Payment to be made on any such corresponding Settlement Date; provided, however, that the Requesting Presenting Bank shall (y) prior to the making of any such Borrowing Request, notify the Borrower of its intent to do so pursuant to this paragraph (b)(i) and (z) comply with any instruction, if any, given, within one calendar day, by the Borrower regarding the items to be set forth in the Borrowing Request pursuant to Section 2.03(c) with respect to (1) the Currency of the requested Borrowing and (2)

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in the case of a Eurocurrency Borrowing (other than for any Euro Rate Reference Loan), the Interest Period therefor (which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(e)) .

     (ii)      To enable the Offeror to pay the cash consideration payable by the Offeror in respect of the Shares pursuant to the Offer, the Borrower hereby irrevocably authorizes and instructs the Administrative Agent and the Lenders to comply with any Borrowing Request from the Requesting Presenting Bank certifying that such Borrowing Request is made pursuant to and in accordance with Section 2.03(b)(i) (and the Borrower agrees that the Administrative Agent and the Lenders may rely, without further inquiry, upon such certification from the Requesting Presenting Bank).

     (iii)      To request a Borrowing, the Requesting Presenting Bank shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing in Dollars, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or such shorter period as the Administrative Agent may agree), (ii) in the case of a Eurocurrency Borrowing in Euros at the EURIBO Rate, not later than 1:00 p.m., London time, three Business Days before the date of the proposed Borrowing (or such shorter period as the Administrative Agent may agree) or (iii) in the case of a Eurocurrency Borrowing in Euros at the Euro Reference Rate, not later than 5:00 p.m., Paris time, on the Defaulting Request Date.

     (iv)      Notwithstanding Section 9.04(a), the Borrower assigns to the Requesting Presenting Bank the right to make any Borrowing Request on behalf of the Borrower and the Requesting Presenting Bank shall have the right to make any Borrowing Request subject to and in accordance with this paragraph (b).

     (c)      Content of Borrowing Requests. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)       the aggregate amount and Currency of the requested Borrowing;

(ii)       the date of such Borrowing, which shall be a Business Day;

(iii)      in the case of a Eurocurrency Borrowing in Euros, whether such Borrowing will bear interest at the Euro Reference Rate or the EURIBO Rate;

(iv)      in the case of a Eurocurrency Borrowing (other than any Euro Reference Rate Loan), the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(e); and

(v)      the location and number of the account to which funds are to be disbursed (subject to the last sentence of Section 2.03(a)) .

     (d)      Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of

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the requested Borrowing (and, in the case of a Borrowing Request made by the Borrower, the Administrative Agent shall notify the Presenting Banks thereof).

     (e)      Failure to Elect. If no election as to the Currency or Type of a Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing in Euros at the Euro Reference Rate. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing (other than any Euro Reference Rate Loan), the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

     SECTION 2.04. Funding of Borrowings.

     (a)      Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder (i) with respect to a Borrowing Request pursuant to Section 2.03(b), on the proposed date thereof by wire transfer of immediately available funds by 11:30 a.m., Paris time and (ii) in all other cases on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by remitting the amounts so received, in like funds, to an account designated by the Borrower (or the Requesting Presenting Bank, as the case may be) in the Borrowing Request (i) with respect to a Borrowing Request pursuant to Section 2.03(b), on the same day by 12:00 noon, Paris time and (ii) in all other cases, on the same day by 2:00 p.m., Local Time.

     (b)      Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower (or, in the event Section 2.03(b)(i) applies, the applicable Lender and the Presenting Banks) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower (or the Presenting Banks, as applicable) to but excluding the date of payment to the Administrative Agent, calculated at a rate of interest by the Administrative Agent to reflect its cost of funds. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

     SECTION 2.05. Interest Elections.

     (a)      Elections by Borrower for Borrowings. The Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing (other than for any Euro Rate Reference Loan), shall have the Interest Period specified in such Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing as a Borrowing of the same Type and (other than for any Euro Rate

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Reference Loan) may elect the Interest Period therefor, all as provided in this Section; provided, however, that (i) a Borrowing denominated in one Currency may not be continued as, or converted into, a Borrowing in a different Currency and (ii) no Eurocurrency Borrowing in Dollars may be continued if, after giving effect thereto, the aggregate Revolving Credit Exposures would exceed the aggregate Commitments. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

     (b)      Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

     (c)      Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

   (i)      the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

   (ii)      the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

   (iii)     the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(e) .

     (d)      Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

     (e)      Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, no outstanding Eurocurrency Borrowing may have an Interest Period of more than one month’s duration.

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     SECTION 2.06. Termination and Reduction of Commitments.

     (a)      Scheduled Termination. Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

     (b)      Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount equal to at least €1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, the aggregate Revolving Credit Exposures would exceed the aggregate Commitments. Notwithstanding the preceding sentence, it is expressly agreed that, without the prior written consent of the Presenting Banks, the Borrower shall not prior to the expiration of the Certain Funds Period (x) terminate the Commitments or (y) reduce the amount of the Commitments by more than the amount actually paid by or on behalf of the Offeror in respect of the Offer from sources other than a Borrowing hereunder.

     (c)      Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditional, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

     (d)      Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent.

     SECTION 2.07. Repayment of Loans; Evidence of Debt.

     (a)      Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Commitment Termination Date.

     (b)      Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., London time (or, in the case of a Borrowing in Dollars, not later than 1:00 p.m., New York time), three Business Days before the scheduled date of such repayment. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied to the Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).

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     (c)      Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

     (d)      Maintenance of Records by Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.

     (e)      Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

     (f)      Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Any Lender that ceases to be a Lender hereunder shall as promptly as practicable return its notes (if any) to the Borrower after termination of its Commitment and payment to it of all principal and interest owing to it hereunder.

     SECTION 2.08. Prepayment of Loans.

     (a)      Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of paragraph (c) of this Section.

     (b)      Mandatory Prepayments Due to Currency Fluctuations. On the first Business Day of each calendar month (or at such other times as the Required Lenders may request (but not more frequently than once in any rolling three month period)), the Administrative Agent shall determine the aggregate Revolving Credit Exposure of all of the Lenders (including the Euro Equivalent of any portion thereof that is denominated in Dollars). For the purpose of this determination, the outstanding principal amount of any Loan that is denominated in Dollars shall be deemed to be the Euro Equivalent of the amount in Dollars of such Loan, as of the relevant determination date. Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof. If on the date of such determination the aggregate Revolving Credit Exposures of all of the Lenders exceed the

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aggregate Commitments as then in effect, then, if requested by the Required Lenders (through the Administrative Agent), the Borrower shall prepay Loans in such amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Credit Exposure of all of the Lenders do not exceed the aggregate Commitments.

     (c)      Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than 1:00 p.m., London time (or in the case of a prepayment of a prepayment of a Eurocurrency Borrowing in Dollars, not later than 1:00 p.m., New York time), three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be made in the manner specified in Section 2.07(b) .

     SECTION 2.09. Fees.

     (a)      Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on each Quarterly Date and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (b)      Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and the Currency and at the times separately agreed upon between the Borrower and the Administrative Agent.

     (c)      Payment of Fees. All fees payable hereunder shall be paid on the dates due, in the Currency specified in this Section and immediately available funds, to the

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Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

     SECTION 2.10. Interest.

     (a)      Eurocurrency Loans. The Loans comprising each Eurocurrency Borrowing (i) denominated in Euros shall bear interest at a rate per annum equal to the EURIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin or, as applicable, the Euro Reference Rate for each day for such Borrowing plus the Applicable Margin and (ii) denominated in Dollars shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period for such Borrowing plus the Applicable Margin.

     (b)      Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in paragraph (a) of this Section or (ii) in the case of any other amount, 2% plus the rate which would have been payable if the overdue amount had, during the period of nonpayment, constituted a Loan in the Currency of the overdue amount with an Interest Period reasonably selected by the Administrative Agent.

     (c)      Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

     (d)      Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable EURIBO Rate, LIBO Rate or the Euro Reference Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing (the Currency of such Borrowing herein called the “Affected Currency”):

   (a)      the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the EURIBO Rate or LIBO Rate for the Affected Currency for such Interest Period; or

   (b)      the Administrative Agent is advised by the Required Lenders that the EURIBO Rate or LIBO Rate for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or

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maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the rate of interest on each Lender’s share of the affected Loan for the Interest Period applicable thereto shall be the percentage rate per annum which is the sum of the rate notified to the Administrative Agent by the Lenders as soon as practicable and in any event before interest is due to be paid in respect of such Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lender of funding its participation in such Loan from whatever source it may reasonably select, plus the Applicable Margin and, if any (and without duplication), the MCR Cost applicable to such Lender’s participation in such Loan. So long as such circumstances shall exist and if the Administrative Agent or the Borrower so requires, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest (which shall be subject to the prior consent of all the Lenders).

     SECTION 2.12. Increased Costs.

     (a)      Increased Costs Generally. If any Change in Law shall:

   (i)      impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender; or

   (ii)      impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, in Euros, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. This Section shall not apply with respect to Taxes.

     (b)      Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, in Dollars, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

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     (c)      Certificates from Lenders. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive, provided that such determinations are made on a reasonable basis. The Borrower shall pay such Lender the amount due within 10 days after receipt thereof.

     (d)      Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 45 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 45-day period referred to above shall be extended to include the period of retroactive effect thereof.

     SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(c) and is revoked in accordance therewith or (c) the assignment as a result of a request by the Borrower pursuant to Section 2.16(b) of any Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan denominated in the Currency of such Loan had such event not occurred, at the applicable EURIBO Rate or LIBO Rate that would have been applicable to such Loan for the period from the date of such event to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or continue for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period denominated in such Currency from other banks in the eurocurrency market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive, provided that such determinations are made on a reasonable basis. The Borrower shall pay such Lender the amount due within 10 days after receipt thereof.

     SECTION 2.14. Taxes.

     (a)      Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct

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any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b)      Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c)      Indemnification by the Borrower. Without duplication of any additional amounts paid pursuant to Section 2.14(a), the Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that, if the Borrower determines that any such Indemnified Taxes or Other Taxes were not correctly or legally imposed or asserted, the Administrative Agent or the relevant Lender, as applicable, shall allow the Borrower to contest (and shall cooperate in such contest), the imposition of such Tax upon the reasonable request of the Borrower and at the Borrower’s expense; provided, however, that the Administrative Agent or the relevant Lender shall not be required to participate in any contest that would, in its reasonable judgment, expose it to a material commercial disadvantage or require it to disclose any information it considers confidential or proprietary. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender (together with any supporting detail reasonably requested by the Borrower), shall be conclusive, provided that such amounts are determined on a reasonable basis.

     (d)      Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e)      Non-U.S. Lenders. Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, or as reasonably requested by the Borrower such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Non-U.S. Lender shall deliver to the Borrower and the Administrative

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Agent (or, in the case of a participant, to the Lender from which the related participation shall have been purchased), on or before the date that such Non-U.S. Lender becomes a party to this Agreement, two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, as applicable, (or successor forms thereto), claiming a complete exemption from, or reduction of, U.S. federal withholding tax on all payments by the Borrower under this Agreement. Each Non-U.S. Lender shall promptly provide such forms upon becoming aware of the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender (unless it is legally unable to do so as a result of a Change in Law) and shall promptly notify the Borrower at any time it determines that any previously delivered forms are no longer valid.

     (f)      Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes from the Governmental Authority to which such Taxes or Other Taxes were paid as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any interest to the extent accrued from the date such refund is paid over to the Borrower) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

     SECTION 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set offs.

     (a)      Payments by Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.12, 2.13 or 2.14, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement (including facility fees, payments required under Section 2.12, and payments required under Section 2.13 relating to any Loan denominated in Euros, but not including principal of, and interest on, any Loan denominated in Dollars or payments relating to

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any such Loan required under Section 2.13, which are payable in Dollars) are payable in Euros. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan shall, if such Loan is not denominated in Euros, automatically be redenominated in Euros on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Euro Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan that is not denominated in Euros, such interest shall automatically be redenominated in Euros on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Euro Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

     (b)      Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     (c)      Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each payment of facility fee under Section 2.09 shall be made for account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.06 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans that are to be included in such Borrowing (in the case of continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

     (d)      Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to

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apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (e)      Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, calculated at a rate of interest by the Administrative Agent to reflect its cost of funds.

     (f)      Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

     SECTION 2.16. Mitigation Obligations; Replacement of Lenders.

     (a)      Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12 or incurs any MCR Cost pursuant to Exhibit A, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, or such MCR Costs in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b)      Replacement of Lenders. If any Lender requests compensation under Section 2.12 or incurs any MCR Cost pursuant to Exhibit A, or if the Borrower is required to pay

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any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), which shall upon such assumption be a “Lender” for all purposes hereof; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent to such assignee (which consent shall not unreasonably be withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12, payments of any MCR Cost pursuant to Exhibit A or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     The Borrower and NYSE Group (in each case as to itself and, to the extent expressly set forth below, its Subsidiaries or Significant Subsidiaries, as applicable) represents and warrants to the Lenders that as of the Effective Date:

     SECTION 3.01. Organization; Powers. Each of the Borrower, NYSE Group and each Significant Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

     SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower’s and NYSE Group’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement has been duly executed and delivered by the Borrower and NYSE Group and constitutes a legal, valid and binding obligation of the Borrower and NYSE Group, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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     SECTION 3.03. Governmental Approvals; No Conflicts. (a) The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and (ii) will not violate the charter, by laws or other organizational documents of the Borrower or NYSE Group.

     (b)      In all material respects, the Transactions (i) will not violate any applicable law or regulation or any order of any Governmental Authority applicable to the Borrower or NYSE Group and (ii) will not violate or result in a default, under any indenture, material agreement or other material instrument binding upon the Borrower or NYSE Group or any of their respective assets.

     SECTION 3.04. Financial Condition; No Material Adverse Change.

     (a)      Financial Condition. The Historical Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of NYSE Group and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (b) of the definition thereof.

     (b)      No Material Adverse Change. Since December 31, 2005, no Material Adverse Effect has occurred.

     SECTION 3.05. Litigation. Except as disclosed in NYSE Group’s Annual Report on Form 10-K filed with the SEC for NYSE Group’s fiscal year ended December 31, 2005, NYSE Group’s Quarterly Report on Form 10-Q filed with the SEC for NYSE Group’s fiscal quarter ended September 30, 2006 and the Borrower’s Registration Statement on Form S-4 filed with, and declared effective by, the SEC on November 27, 2006, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower or NYSE Group, threatened against or affecting any of the Group Members that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or that involve this Agreement, the Transactions or the Combination.

     SECTION 3.06. Compliance with Laws, Etc.. Each of the Group Members is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including Environmental Laws) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each of the Group Members has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     SECTION 3.07. Investment Company Status. The Borrower is not an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940.

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     SECTION 3.08. Taxes. Each of the Group Members has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.09. ERISA. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of NYSE Group and its ERISA Affiliates has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and each of the NYSE Group and its Subsidiaries is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, and each of the NYSE Group and its ERISA Affiliates has no existing liability (other than to make PBGC premium payments and Plan funding payments as they fall due) to the PBGC or any Plan or Multiemployer Plan.

ARTICLE

CONDITIONS

     SECTION 4.01. Effective Date. This Agreement and the obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or such condition shall have been waived in accordance with Section 9.02):

   (a)      Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.

   (b)      Opinion of Counsel to the Borrower. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wachtell, Lipton, Rosen & Katz, special counsel for the Borrower and NYSE Group and of internal counsel for the Borrower and NYSE Group, in each case, in form and substance reasonably satisfactory to the Administrative Agent (and the Borrower and NYSE Group hereby instruct such counsel to deliver such opinion to the Lenders and the Administrative Agent).

   (c)     Opinion of Special New York Counsel to Administrative Agent. An opinion, dated the Effective Date, of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Joint Lead Arrangers listed on the cover page of this Agreement and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent (and such Joint Lead Arrangers and the Administrative Agent hereby instructs such counsel to deliver such opinion to the Lenders).

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   (d)      Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and NYSE Group, the authorization of the Transactions and any other legal matters relating to the Borrower and NYSE Group, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

   (e)      Officer’s Certificate. A certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower and NYSE Group, confirming compliance with the conditions set forth in the lettered clauses of Section 4.02.

   (f)      Combination. The Combination Agreement shall be in full force and effect and the Administrative Agent shall have received a true and complete certified copy of the Combination Agreement as in effect on the Effective Date (except with respect to certain confidential waivers disclosed to the Administrative Agent).

   (g)      Euronext Financial Statements. (i) The audited consolidated financial statements of Euronext and its Subsidiaries as of and for the fiscal year ended December 31, 2005 and December 31, 2004, reported on by KPMG Accountants N.V. and Ernst & Young Accountants, independent public accountants; and (ii) the unaudited consolidated financial statements of Euronext and its Subsidiaries as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2006 and (to the extent available) September 30, 2006.

   (h)      Other Documents. Such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.

     The obligation of each Lender to make its initial Loan hereunder is also subject to the payment by the Borrower of such fees as the Borrower shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Joint Lead Arrangers listed on the cover page of this Agreement and the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement (to the extent that statements for such fees and expenses have been delivered to NYSE Group).

     SECTION 4.02. Additional Effective Date Conditions. The effectiveness of this Agreement (and the obligation of the Lenders to make Loans hereunder, if any, on the Effective Date) is subject to the satisfaction of the following additional conditions as of the Effective Date:

   (a)     Representations and Warranties. The representations and warranties of the Borrower and NYSE Group set forth in this Agreement shall be true and correct.

   (b)     Defaults. No Default shall have occurred and be continuing.

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     SECTION 4.03. Effective Date Notice. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. The Borrower instructs the Administrative Agent to, and the Administrative Agent agrees to, issue the Effective Date Notice to each of the Presenting Banks by fax at the contact details provided in Schedule 4.03, with a copy to the Borrower, on the Effective Date once this Agreement has become effective.

     SECTION 4.04. Conditions to the Making of Each Loan. The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions:

   (a)      Filing and Commencement of Offer. The filing (dépôt) of the Offer with the AMF shall have been made.

   (b)      Completion of Offer. The Administrative Agent shall have received the Offer Preliminary Result Notice stating that the Offer has been Successful and, to the extent available, the Offer Final Result Notice.

Each Borrowing Request and each Borrowing shall be deemed to constitute a representation and warranty by the Borrower and NYSE Group on the date thereof as to the matters specified in the immediately preceding sentence.

ARTICLE V

AFFIRMATIVE COVENANTS

     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower and, until the Merger occurs, NYSE Group, covenants and agrees with the Lenders that:

     SECTION 5.01. Financial Statements and Other Information. The Borrower (or, prior to the Merger, NYSE Group) will furnish to the Administrative Agent:

   (a)      within 100 days after the end of each fiscal year of NYSE Group (prior to the Merger) or the Borrower (from and after Merger), the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Group as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis in accordance with GAAP (it being understood that delivery to the Administrative Agent of the Report on Form 10-K filed with the SEC of NYSE Group or the Borrower, as applicable, shall satisfy the requirements of this clause (a));

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   (b)      within 45 days after the end of each of the first three fiscal quarters of each fiscal year of NYSE Group (prior to the Merger) or the Borrower (from and after Merger), the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Group as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods (or, in the case of the balance sheet, as of the end of) of the previous fiscal year, all certified by a Financial Officer of NYSE Group or the Borrower, as the case may be, as presenting fairly in all material respects the financial condition and results of operations of the Group on a consolidated basis in accordance with GAAP, subject to normal year end audit adjustments and the absence of footnotes (it being understood that delivery to the Administrative Agent of the Report on Form 10-Q filed with the SEC of NYSE Group or the Borrower, as applicable, shall satisfy the requirements of this clause (b));

   (c)      concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of NYSE Group or the Borrower, as applicable, certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

   (d)      promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Group Member with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Group Member to its shareholders generally, as the case may be;

   (e)      prompt written notice of any Default along with a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto; and

   (f)      promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Group Members, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

The Borrower shall be deemed to have furnished the information specified in clause (a), (b) or (d) of this Section on the date such information is posted at the Borrower’s website on the internet, at “www.sec.gov” or at such other website identified by the Borrower in a notice to the Administrative Agent and the Lenders that is accessible by the Lenders without charge; provided that the Borrower shall deliver paper copies of such information to any Lender upon request of such Lender through the Administrative Agent.

     SECTION 5.02. Existence; Conduct of Business. The Borrower (and, prior to the Merger, NYSE Group) will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business;

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provided that (a) the foregoing shall not prohibit any merger, consolidation, amalgamation, winding up, liquidation or dissolution permitted under Section 6.02 and (b) the Borrower (and, prior to the Merger, NYSE Group) shall not be required to cause any of its Subsidiaries to preserve its legal existence or its rights, privileges, licenses or franchises if the Borrower (or NYSE Group, as the case may be) shall determine that preservation thereof is no longer necessary in the conduct of the business of the Group taken as a whole.

     SECTION 5.03. Payment of Tax Obligations. The Borrower (and, prior to the Merger, NYSE Group) will, and will cause each of its Subsidiaries to, pay its Tax liabilities, assessments and governmental charges that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the relevant Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.04. Maintenance of Properties; Insurance. The Borrower (and, prior to the Merger, NYSE Group) will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that nothing in this Section shall prevent the Borrower or any of its Subsidiaries, and prior to the Merger, NYSE Group or any of its Subsidiaries, from discontinuing such maintenance if such discontinuance is, in the judgment of the Borrower or, prior to the Merger, NYSE Group, desirable in the conduct of its business and the business of any of its Subsidiaries and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

     SECTION 5.05. Books and Records; Inspection Rights. The Borrower (and, prior to the Merger, NYSE Group) will, for itself and each of its Subsidiaries, keep proper books of record and account in which full, true and correct entries are made in accordance with GAAP. The Borrower (and, prior to the Merger, NYSE Group) will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all to the extent reasonably requested and at such reasonable times and as often as reasonably requested.

     SECTION 5.06. Compliance with Laws. The Borrower (and, prior to the Merger, NYSE Group) will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     SECTION 5.07. Use of Proceeds. The Borrower will use the proceeds of the Loans hereunder solely to enable the Offeror to pay the cash consideration payable by the Offeror in respect of the purchase of Shares pursuant to the Offer, in compliance with the Offer

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and all applicable legal and regulatory requirements; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of the Loans hereunder will be used, directly or indirectly, to buy or carry any Margin Stock or otherwise in violation of any of the Regulations of the Board.

ARTICLE VI

NEGATIVE COVENANTS

     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower and, prior to the Merger, NYSE Group, covenants and agrees with the Lenders that:

     SECTION 6.01. Liens. The Borrower (and, prior to the Merger, NYSE Group) will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

   (a)      Permitted Encumbrances;

   (b)      any Lien existing on the date hereof;

   (c)      any Lien existing on any property or asset prior to the acquisition thereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary;

   (d)      Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by any Group Member, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

   (e)      Liens in favor of the Borrower or any Subsidiary;

   (f)      Liens arising from the sale of accounts receivable for which fair equivalent value is received;

   (g)      any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (b), (c) and (d); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized by this Section shall not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

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   (h)      Liens securing obligations of the Borrower in respect of any Swap Agreements entered into in the ordinary course of business and for non-speculative purposes;

   (i)      other Liens on property; provided that the aggregate amount of the Indebtedness and other obligations secured thereby does not exceed 10% of Consolidated Net Tangible Assets at the time such Indebtedness is incurred; and

   (j)      Liens created in connection with the Offer in favor of one or more of the Presenting Banks.

     SECTION 6.02. Fundamental Changes. The Borrower (and, prior to the Merger, NYSE Group) will not, nor will it permit any Significant Subsidiary (for purposes of this Section, the Borrower (and, prior to the Merger, NYSE Group) and the Significant Subsidiaries are collectively referred to as the “Significant Group Members”) to, (a) merge or consolidate or amalgamate, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (b) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its property (except in the ordinary course of business), whether now owned or hereafter acquired (including receivables), except that:

   (a)      any Significant Subsidiary may be merged or consolidated or amalgamated with or into any Group Member;

   (b)      any Significant Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any Group Member;

   (c)      the Significant Group Members may effect the Combination and related transactions contemplated by the Combination Agreement;

   (d)      any Significant Group Member may merge or consolidate or amalgamate with another Person (other than any Group Member) if such Significant Group Member would be the surviving or acquiring party in such transaction; and

   (e)      any Significant Group Member may sell or otherwise dispose of all or any portion of the stock of any of its Subsidiaries (or all or substantially all the assets of any of its Subsidiaries), including in connection with the creation of one or more joint ventures, if the board of directors of the Borrower, NYSE Group or such Significant Group Member, as applicable, shall have approved such transaction.

ARTICLE VII

EVENTS OF DEFAULT

     SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

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   (a)      the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

   (b)      the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

   (c)      any representation or warranty made or deemed made by or on behalf of the Borrower or NYSE Group in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any certificate furnished pursuant to this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made in any material respect;

   (d)      the Borrower or NYSE Group shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(e), 5.02 (with respect to the Borrower’s existence) or 5.07 or in Article VI;

   (e)      the Borrower or NYSE Group shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (and, prior to the Merger, NYSE Group) (which notice will be given at the request of any Lender);

   (f)      the Borrower or any Significant Subsidiary shall fail to pay any principal or premium or interest on any Material Indebtedness when the same becomes due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to any Indebtedness secured by any property of such Borrower and its Subsidiaries if, and so long as, the instruments governing such Indebtedness limit recourse (whether direct or indirect) of the holders thereof to such property;

   (g)      an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower (or, prior to the Merger, NYSE Group) or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower (or, prior to the Merger, NYSE Group) or any such Significant Subsidiary or

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for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

   (h)      the Borrower (or, prior to the Merger, NYSE Group) or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

   (i)      the Borrower (or, prior to the Merger, NYSE Group) or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

   (j)      one or more final judgments for the payment of money in an aggregate amount in excess of $100,000,000 above available insurance coverage shall be rendered against the Borrower (or, prior to the Merger, NYSE Group) or any Significant Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;

   (k)      an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect; or

   (l)      a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower or (prior to the Merger) NYSE Group described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower (and, prior to the Merger, NYSE Group), take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or (prior to the Merger) NYSE Group described in clause (g) or (h) of this Section, the Commitments shall automatically terminate and the principal of the Loans then

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outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     SECTION 7.02. Non-application during Certain Funds Period. Notwithstanding anything to the contrary in this Agreement, the provisions of Section 7.01 will not apply during the Certain Funds Period.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

     Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Group Members that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, NYSE Group or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or

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observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or NYSE Group), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent (and which may include any of its Affiliates and, without limiting the foregoing, it is agreed that J.P. Morgan Europe Limited will act for the purposes of performing certain administrative functions with respect to Eurocurrency Borrowings, until otherwise determined by the Administrative Agent). The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs of this Section shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower (or, prior to the Merger, NYSE Group). Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower (or, prior to the Merger, NYSE Group), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

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     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

     Notwithstanding anything herein to the contrary, the Joint Lead Arrangers and Joint Bookrunners and the Syndication Agent named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

ARTICLE IX MISCELLANEOUS

     SECTION 9.01. Notices.

     (a)      Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

   (i)      if to the Borrower or NYSE Group, to it at NYSE Group, Inc., 11 Wall Street, New York, New York 10005, Attention of Patrick F. Boyle, Treasurer NYSE Group, Telephone No. (212) 656-5280; Telecopy No. (212) 656-4399), with a copy to Attention of William M. Freeman, Esq., Senior Vice President & Deputy General Counsel, Telephone No. (212) 656-6096; Telecopy No. (212) 656-8101;

   (ii)      if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-6925, Attention of Reginald Nichols (Telephone No. (713) 750-2336; Telecopy No. (713) 750-2228 and, if such notice or other communication relates to borrowings of, or payments or prepayments of, or the duration of Interest Periods for, Eurocurrency Loans in Euros, to J.P. Morgan Europe Limited, 125 London Wall, EC2Y5AJ London, England, Attention: Manager, Loans Agency (Telecopy No. + 44-207- 777 2360; Telephone No. + 44-207- 777 2355), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York 10017, Attention of Kevin T. Murphy (Telephone No. (212) 622-5383; Telecopy No. (646) 534-1722));

   (iii)      if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and

   (iv)      if to the Presenting Banks, to the addresses (or telecopy numbers) set forth in Schedule 4.03.

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     (b)      Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Borrower or NYSE Group may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

     (c)      Change of Address, Etc. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.02. Waivers; Amendments.

     (a)      No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower or NYSE Group therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

     (b)      Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower (and, prior to the Merger, NYSE Group) and the Required Lenders or by the Borrower (and, prior to the Merger, NYSE Group) and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

   (i)      increase the Commitment of any Lender without the written consent of such Lender;

   (ii)      reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby;

   (iii)      postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby;

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   (iv)      change Section 2.15(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender; or

   (v)      change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

     SECTION 9.03. Expenses; Indemnity; Damage Waiver.

     (a)      Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out of pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, including in connection with any workout, restructuring or negotiations in respect thereof.

     (b)      Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Group Members, or any related liability related in any way to any of the Group Members, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates or its or their directors, officers, employees, agents or representatives.

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     (c)      Reimbursement by Lenders. To the extent that the Borrower or the Guarantor fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

     (d)      Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, neither the Borrower nor the Guarantor shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

     (e)      Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

     SECTION 9.04. Successors and Assigns.

     (a)      Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor NYSE Group may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower or NYSE Group without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b)     Assignments by Lenders.

     (i)      Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

   (A)    the Borrower (and, prior to the Merger, NYSE Group), provided that no consent of the Borrower or NYSE Group shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clauses (a), (b), (g), (h) or (i) of Section 7.01 has occurred and is continuing, any other assignee; and

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     (B)      the Administrative Agent.

     (ii)      Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

   (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than €5,000,000 unless each of the Borrower (and, prior to the Merger, NYSE Group) and the Administrative Agent otherwise consent, provided that no such consent of the Borrower or NYSE Group shall be required if an Event of Default under clauses (a), (b), (g), (h) or (i) of Section 7.01 has occurred and is continuing;

   (B)      each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

   (C)      the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

   (D)      the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

     (iii)      Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03) . Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

     (iv)      Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to

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the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (v)      Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.05(d) or (e), 2.06(b), 2.15(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (c)      Participations.

     (i)       Participations Generally. Any Lender may, without the consent of the Borrower, NYSE Group or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) no Participant shall be entitled to receive any greater amount pursuant to Section 2.14(a) than such Participant would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender had such Participant acquired its interest pursuant to paragraph (b) of this Section. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to the foregoing and paragraph (c)(ii) of this Section, the parties hereto agree that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 and in the case of Section 2.14(e) subject to the same obligations to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

     (ii)      Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have

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been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s (and, prior to the Merger, NYSE Group’s) prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

     (d)      Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower and NYSE Group herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

     SECTION 9.06. Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

     (a)      Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b)      Submission to Jurisdiction. Each of the Borrower and NYSE Group hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower, NYSE Group or its respective properties in the courts of any jurisdiction.

     (c)      Waiver of Venue. Each of the Borrower and NYSE Group hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d)      Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

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ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.11. Judgment Currency. This is an international loan transaction in which the specification of Euros or Dollars, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

     SECTION 9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.13. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the

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Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower and NYSE Group. For the purposes of this Section, “Information” means all information received from the Borrower or NYSE Group relating to the Group Members or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or NYSE Group; provided that, in the case of information received from the Borrower or NYSE Group after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 9.14. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

ARTICLE X GUARANTEE

     SECTION 10.01. Guarantee. NYSE Group (for purposes of this Article, the “Guarantor”) hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrower under this Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in

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full when due (whether by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     SECTION 10.02. Obligations Unconditional. The obligations of the Guarantor under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by applicable law, the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantor hereunder, which shall remain absolute and unconditional as described above:

   (i)       at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

   (ii)      any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted; or

   (iii)     the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

The Guarantor, to the fullest extent permitted by applicable law, hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

     SECTION 10.03. Reinstatement. The obligations of the Guarantor under this Article shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such reasonable costs and expenses incurred in defending against any claim alleging that such payment constituted a

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preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

     SECTION 10.04. Subrogation. The Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 10.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

     SECTION 10.05. Remedies. The Guarantor agrees that, to the fullest extent permitted by applicable law, as between the Guarantor on the one hand and the Administrative Agent and the Lenders on the other, the obligations of the Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of Section 10.01.

     SECTION 10.06. Continuing Guarantee. The guarantee in this Article is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising until the expiration or termination of the Commitments and payment in full of the principal of and interest on each Loan and all fees and other amounts payable hereunder.

     SECTION 10.07. Termination of Guarantee. Notwithstanding anything herein to the contrary (including Section 10.06), the guarantee in this Article and the obligations of the Guarantor in respect thereof shall automatically terminate and cease to have any force or effect upon the consummation of the Merger.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NYSE EURONEXT, INC.

By _/s/ Nelson Chai________________
Name: Nelson Chai
Title: Chief Financial Officer

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GUARANTOR

NYSE GROUP, INC.

By _/s/ Nelson Chai________________
Name: Nelson Chai
Title: Chief Financial Officer

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LENDERS

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By _/s/ Kevin T. Murphy____ ______
Name: Kevin T. Murphy
Title: Vice President

CITIBANK, N.A.

By _/s/ Robert B. Goldstein_________
Name: Robert B. Goldstein
Title: Managing Director

SOCIÉTÉ GÉNÉRALE

By _/s/ Chin-Eav Eap______________
Name: Chin-Eav Eap
Title: Managing Director

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For the sole purposes of Sections 2.03, 2.04, 2.06(b), 4.03, 7.02 and 9.01:

PRESENTING BANKS

JPMORGAN CHASE BANK, N.A.,
acting through its Paris branch

By _/s/ Hubert Preschez_____________
Name: Hubert Preschez
Title: Vice President

CITIGROUP GLOBAL MARKETS LIMITED,
acting through its Paris branch

By _/s/ Robert B. Goldstein___________
Name: Robert B. Goldstein
Title: Managing Director

SOCIÉTÉ GÉNÉRALE

By _/s/ Laurent C. Meyer____________
Name: Laurent C. Meyer
Title: Managing Director

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